UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA	24019
(Address of principal executive offices)	(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01 Entry into a Material Definitive Agreement

Item 9.01 Financial Statements and Exhibits

Signatures

Exhibits

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Item 1.01. Entry into a Material Definitive Agreement

On April 26, 2016, OCC entered into a Credit Agreement and a Revolving Credit Note (“Revolver”) with BNC to provide the Company with a $7.0 million revolving line of credit (“Revolving Loan”) for the working capital needs of the Company.

On February 28, 2017, the Company entered into a Second Loan Modification Agreement (the “Modification Agreement”) extending the maturity date of the Revolver to March 31, 2019 and also removing certain previously existing provisions of the Revolving Loan that required reductions in the amount available to be borrowed originally contemplated to occur on February 28, 2017 and 2018. As a result, the collective maximum principal amount of the Revolving Loan will remain at $7.0 million. All other terms of the Revolving Loan remain unaltered and remain in full force and effect.

The Revolving Loan provides the Company the ability to borrow an aggregate principal amount at any one time outstanding not to exceed $7.0 million. Within the revolving loan limit of the Revolving Loan and the Modification Agreement, the Company may borrow, repay, and reborrow, at any time or from time to time until March 31, 2019.

Advances under the Revolving Loan accrue interest at adjusted LIBOR plus 2.50%. Accrued interest on the outstanding principal balance is due on the first day of each month, with all then outstanding principal, interest, fees and costs due at the Revolving Loan maturity date of March 31, 2019. The Company currently has $4.4 million outstanding under the Revolving Loan.

The Modification Agreement is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following is filed as an Exhibit to this Report.

Exhibit No.	Description of Exhibit

4.1	Modification Agreement dated February 28, 2017. (FILED HEREWITH)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Senior Vice President and Chief Financial Officer

Dated: March 2, 2017

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